Exhibit 23.2

KPMG LLP
100 New Park Place, Suite 1400
Vaughan, ON L4K 0J3
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Fax 905-265 6390
www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

We, KPMG LLP, consent to the use of our report dated March 30, 2020, on the consolidated financial statements of Cronos Group Inc., which comprise the consolidated statements of financial position as at December 31, 2019 and December 31, 2018, the related consolidated statements of net income (loss) and comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and our audit report dated March 30, 2020 on the effectiveness of internal control over financial reporting, which are incorporated by reference in this Registration Statement on Form S-8 related to the Cronos Group Inc. 2020 Omnibus Equity Incentive Plan, and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in this Registration Statement.
Our report dated March 30, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.
Material weaknesses related to the following were identified:
•Risk Assessment: The Company did not appropriately design controls to monitor and respond to changes in its business in relation to our transactions in the wholesale market.
•Segregation of Duties: The Company did not maintain adequately designed controls on segregation of purchase and sale responsibilities to ensure accurate recognition of revenue in accordance with generally accepted accounting principles in the United States; and
•Non-Routine Transactions: The Company’s controls were not effective to ensure that non-routine transactions, including deviations from contractually established sales terms were authorized, communicated, identified and evaluated for their potential effect on revenue recognition.

Our report dated March 30, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that the Company acquired four Redwood Holding Group, LLC operating subsidiaries (collectively “Redwood”) during 2019, and management excluded these entities from its assessment of the effectiveness of the Company’s internal

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

control over financial reporting as of December 31, 2019. Redwood constituted 16.0% of total assets and 14.2% of total revenues of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Redwood.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants
April 1, 2020
Vaughan, Canada

iv070 Consent Letter S-8_Draft_Cronos	2